UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/22/2006

Georgia-Carolina Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-22891

Georgia	58-2326075
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3527 Wheeler Road
Augusta, Georgia 30909
(Address of principal executive offices, including zip code)

706-731-6600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 22, 2006, the Board of Directors of the Georgia-Carolina Bancshares, Inc. (the "Company") elected Bradley J. ("Jack") Gregory as Senior Vice President and Chief Financial Officer of the Company and First Bank of Georgia (the "Bank") and Secretary of the Company.

Mr. Gregory, age 49, is a Certified Public Accountant, Certified Internal Auditor, Certified Information Systems Auditor and Certified Bank Auditor.   From 2001 until his employment with the Company, he served as the Vice President-Senior Audit Manager for Regions Financial Corporation. From 2000 until 2001, Mr. Gregory served as the Vice President-Finance of Old Kent Mortgage Company, Grand Rapids, Michigan. There are no family relationships between Mr. Gregory and any director or executive officer of the Company. Excluding his employment, there are no transactions to which the Company or any of its subsidiaries is a party and in which Mr. Gregory has any direct or indirect material interest.

Mr. Gregory will be paid an annual salary of $120,000 with an annual incentive plan enabling Mr. Gregory to earn an additional $20,000. Mr. Gregory will be eligible for annual stock option grants as determined by the Board of Directors of the Company, and received an initial option grant to purchase 3,000 shares. Mr. Gregory is entitled to a relocation allowance of up to $15,000. He is also entitled to normal business expense reimbursement, including civic dues. Mr. Gregory will receive medical, dental, life and disability insurance, as provided to the Bank's officers generally, and may participate in the Bank's 401(k) plan after one year of service.

Item 7.01.    Regulation FD Disclosure

The Company has issued a press release announcing the election of Mr. Bradley J. "Jack" Gregory as the new Senior Vice President and Chief Financial Officer of both the Company and the Bank. A copy of the press release in furnished as Exhibit 99.1 to this report.

Item 9.01.    Financial Statements and Exhibits

(d) Press Release dated May 23, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Georgia-Carolina Bancshares, Inc.

Date: May 25, 2006	By:	/s/ Bradley J. Gregory
Bradley J. Gregory
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated May 23, 2006